As filed with the Securities and Exchange Commission on August 2, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39675 MacKenzie Drive, Suite 400, Novi, MI	48377
(Address of Principal Executive Offices)	(Zip Code)

STONERIDGE, INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)

JONATHAN B. DEGAYNOR Stoneridge, Inc. 39675 MacKenzie Drive, Suite 400 Novi, Michigan 48377
(Name and address of agent for service)

(248) 489-9300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$10,000,000 (2)	100%	$10,000,000	$1,159

(1)	The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Stoneridge, Inc. Deferred Compensation Plan, effective June 1, 2017 (the “DCP”), and are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the DCP.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation that may be deferred under the DCP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (e) below are incorporated by reference into this Registration Statement. All documents filed by Stoneridge, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

(a)       The Registrant’s Annual Report on Form 10-K (the “2016 Form 10-K”) for the fiscal year ended December 31, 2016;

(b)       the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017;

(c)       All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2016, including the Current Reports on Form 8-K filed with the Commission on January 19, 2017, February 1, 2017, April 17, 2017, May 11, 2017, May 17, 2017, June 2, 2017 and June 29, 2017;

(d)       The information contained in the Registrant’s Proxy Statement dated March 30, 2017, for its Annual Meeting of Shareholders held on May 9, 2017, that has been incorporated by reference in the 2016 Form 10-K and was filed with the Commission on Schedule 14A on March 30, 2017; and

(e)       The description of the Registrant’s Common Shares contained in the Form 8-A Registration Statement filed with the Commission on September 8, 1997 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

The securities being registered pursuant to the Stoneridge, Inc. Deferred Compensation Plan (the “DCP”) represent obligations (“Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the DCP, which is filed as Exhibit 4.3 to this registration statement. Eligible employees and non-employee members of the Board of Directors of the Registrant are entitled to defer receipt of certain compensation into the DCP. The description of the Obligations under the DCP is qualified by reference to the DCP, which is included as an exhibit.

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The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The DCP is unfunded. The amount of compensation to be deferred on a by each participating eligible employee or Board member, as applicable (individually, a “Participant” and collectively, the “Participants”), is determined in accordance with the DCP based on elections by each Participant. The DCP is intended to provide employee Participants the ability to defer for tax planning purposes income that would otherwise be payable to them currently. If a Participant makes a deferral election, a portion of the compensation which would normally be paid to the Participant by the Company shall be retained, and, in lieu thereof, a hypothetical amount equal thereto shall constitute a deferral amount and shall be credited to the Participant’s account.

Deferral elections must be made by Participants prior to the calendar year (or performance period for incentive compensation) in which the compensation is earned. For employee Participants: (i) base salary can be deferred up to a specified percentage or dollar amount, not to exceed 80%, and (ii) annual incentive plan compensation and Long-Term Incentive Plan awards can be deferred up to a specified percentage or dollar amount, not to exceed 100%. For non-employee director Participants (i) the annual cash retainer and (ii) the committee chair retainer can be deferred up to 100%. For employee Participants, the Company will match employee deferrals of base salary or annual incentive compensation to the extent match is not available in the 401(k) plan (due to various limits). Employee Participants will become 100% vested in all matching contributions (adjusted for hypothetical income, earnings and losses) after three years of plan participation or, if earlier, upon death, disability, change in control of the Company or termination of the DCP. Notwithstanding the vesting provisions, a Participant who is terminated for cause (as defined in the DCP) or for breach of a restrictive covenant (as defined in the DCP) will forfeit all matching contributions (as adjusted for income, earnings and losses) credited to the Participant’s hypothetical accounts.

Under the DCP, amounts credited to a Participant’s account are credited with deemed investment returns equal to the experience of certain hypothetical investment options offered under the DCP and selected by the Participant. The Obligations are generally payable upon a date or dates selected by the Participant under the DCP, subject to exceptions for in-service withdrawals for an Unforeseeable Emergency (as defined) or certain terminations of employment. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant; provided, however, deferrals of vested share-based awards granted under the Company’s 2016 Long-Term Incentive Plan (or successor plans) must be invested into a hypothetical fund of Company Common Shares and are payable under the terms of the DCP only in Company Common Shares.

Participants may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries generally may not alienate, sell, transfer, assign or otherwise dispose of any right or interest in the DCP.

The ultimate benefit for a Participant will depend on the hypothetical deferrals and contributions made on the Participant’s behalf and the hypothetical income, earnings and losses thereon.

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The Company reserves the right to amend or terminate the DCP at any time, provided that no such action generally will alter a Participant’s right to receive a payment due under the terms of such plan at the date of the action.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the Stoneridge, Inc. Deferred Compensation Plan is given for the Registrant by Tucker Ellis LLP, Cleveland, Ohio. Robert M. Loesch, corporate secretary of the Registrant, is a partner in Tucker Ellis LLP. Mr. Loesch does not own any equity securities of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.

The Registrant’s Amended and Restated Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was an officer or director of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the officer or director is entitled to indemnification. The Amended and Restated Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such officer, employee or agent against such liability under the provisions of the Amended and Restated Code of Regulations of the Registrant.

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The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

On March 30, 2015, the Registrant entered into an indemnification agreement with Jonathan DeGaynor, the Registrant’s President and Chief Executive Officer. Each of Registrant’s executive officers who have also entered into an indemnification agreement with Registrant is an “Indemnified Employee.” In order to address potential limitations in directors and officers (“D&O”) insurance and to induce the Indemnified Employee to continue to serve as an officer and/or employee of the Registrant, the Registrant entered into the Indemnification Agreement with the Indemnified Employee. In consideration of the continued service as an officer and/or employee of the Registrant the Indemnification Agreement provides that the Registrant will indemnify the Indemnified Employee to the fullest extent not otherwise prohibited by the statute or other applicable law, including without limitation indemnity against any and all costs and expenses, in connection with any threatened, pending, or completed action, suit or proceeding, arbitration or other alternative dispute resolution mechanism, whether domestic or foreign, whether civil, criminal, administrative, or investigative, to which the Indemnified Employee is or at any time becomes a party, or is threatened to be made a party, as a result, directly or indirectly, of serving at any time: (i) as a director, officer, employee, or agent of the Registrant; or (ii) at the request of the Registrant as a director, officer, employee, trustee, fiduciary, manager, member, or agent of a corporation, partnership, trust, limited liability company, employee benefit plan, or other enterprise or entity, whether domestic or foreign.

Under the indemnification agreement with the Company’s executive officers, including Mr. DeGaynor, there is no Registrant indemnity obligation (i) except to the extent that the aggregate amount of losses to be indemnified exceed the aggregate amount of such losses for which the Indemnified Employee is actually paid or reimbursed pursuant to D&O insurance, if any, which may be purchased and maintained by the Registrant or any of its subsidiaries; (ii) on account of any proceeding in which judgment is rendered against the Indemnified Employee for an accounting of profits made from the purchase or sale of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act; (iii) on account of the Indemnified Employee’s conduct which is determined to have been knowingly fraudulent, deliberately dishonest, or willful misconduct, except to the extent such indemnity is otherwise permitted under the statute; (iv) with respect to any remuneration paid to Indemnified Employee determined by a court having jurisdiction to have been in violation of law; and (v) if it shall have been determined by a court having jurisdiction that indemnification is not lawful.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Second Amended and Restated Articles of Incorporation of Stoneridge, Inc.(1)
4.2	Amended and Restated Code of Regulations of Stoneridge, Inc.(2)
4.3	Stoneridge, Inc. Deferred Compensation Plan.(3)
5.1	Opinion of Tucker Ellis llp as to legality of the securities being registered
23.1	Consent of Tucker Ellis llp (included in Opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young llp, Independent Registered Public Accounting Firm
24.1	Powers of Attorney (included at page II-6)

(1)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(2)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

(3)	Incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 2, 2017.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

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(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on this 2 day of August 2017.

STONERIDGE, INC.

By:	/s/ Roberts R. Krakowiak
Robert R. Krakowiak
Chief Financial Officer and Treasurer
(Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan B. DeGaynor, David Jaffe or Robert M. Loesch any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 2, 2017 by the following persons in the capacities indicated below.

Signature	Title
/s/ Jonathan B. DeGaynor	Director, President and Chief Executive Officer
Jonathan B. DeGaynor	(Principal Executive Officer)

/s/ Robert R. Krakowiak	Chief Financial Officer and Treasurer
Robert R. Krakowiak	(Principal Financial Officer)

/s/ Robert J. Hartman Jr.	Chief Accounting Officer
Robert J. Hartman Jr.	(Principal Accounting Officer)

/s/ Jeffrey P. Draime	Director
Jeffrey P. Draime

/s/ Douglas C. Jacobs	Director
Douglas C. Jacobs

/s/ Ira C. Kaplan	Director
Ira C. Kaplan

/s/ Kim Korth	Director
Kim Korth

/s/ William M. Lasky	Director
William M. Lasky

/s/ George S. Mayes, Jr.	Director
George S. Mayes, Jr.

/s/ Paul J. Schlather	Director
Paul J. Schlather

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Second Amended and Restated Articles of Incorporation of Stoneridge, Inc.(1)
4.2	Amended and Restated Code of Regulations of Stoneridge, Inc.(2)
4.3	Stoneridge, Inc. Deferred Compensation Plan.(3)
5.1	Opinion of Tucker Ellis llp as to legality of the securities being registered
23.1	Consent of Tucker Ellis llp (included in Opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young llp, Independent Registered Public Accounting Firm
24.1	Powers of Attorney (included at page II-6)

(1)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(2)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

(3)	Incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 2, 2017.